Exhibit 99.5

Verizon to Acquire Fleetmatics

EMPLOYEE FAQs

PEOPLE

•	Will my title or responsibilities change?

•	In short, it’s far too early to determine if there will be any changes to any employee’s title or responsibilities.

•	Between now and when the transaction closes which is excepted in the fourth quarter of 2016, it’s “business as usual” in every way.

•	Keep in mind that Verizon is acquiring Fleetmatics in part because of the strength and expertise of its highly skilled workforce which it values greatly.

•	Will I have a new boss?

•	It is far too early to determine if there will be any changes to our organizational structures.

•	We will continue to keep employees updated as new information becomes available.

•	What happens to the Fleetmatics senior leadership team? Do they still run our business?

•	The senior leadership team of Fleetmatics is responsible for the operations of the Fleetmatics.

•	Again, between now and the closing of the acquisition, it’s “business as usual” in every way.

•	Will there be layoffs or site closings? Where, when and why?

•	More details of the integration plan will be available after the closing of the transaction which is expected to occur in Q4 2016.

•	It is important to keep in mind that Verizon is acquiring Fleetmatics in part because of the strength and domain expertise of its highly skilled workforce which it values greatly.

•	Will I have to move?

•	In short, it’s far too early to determine if any employee will be required to move.

•	Again, the final details of the integration plan will be available after the closing of the transaction which is expected to occur in Q4 2016.

•	Will we still have a presence in Ireland?

•	Yes.

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Verizon to Acquire Fleetmatics

TRANSACTION SPECIFICS

•	Why does Verizon want to own us?

•	Verizon and their Product and New Business division – which is primarily charged with accelerating Verizon’s overall growth objectives and developing and growing Verizon’s emerging businesses, like the Internet of Things and digital media, and telematics – sees Fleetmatics as a leader in one of the fastest growing markets in all of technology.

•	Fleetmatics provides Verizon Telematics with the best SaaS-based fleet and field service management solutions for small and medium-sized businesses globally, broadening the existing SMB customer base and geographic footprint into international markets and strengthening the product set and technology portfolio available to our SMB customers.

•	Do we have a shared vision for the space?

•	Yes. Verizon and Fleetmatics share a vision of market, with a mission of becoming the global best in class mobile workforce management company.

•	We are both increasingly excited by the growth prospects of the core market which remains large, underpenetrated, global and fragmented.

•	Simply said, we are far better together in our pursuit of the shared opportunity.

•	Are we still a public company anymore? What does that mean?

•	Upon completion of the acquisition – which is excepted to close in the fourth quarter of 2016 – we will become a wholly-owned subsidiary of Verizon and shares of “FLTX” will be delisted from the New York Stock Exchange.

•	Is it possible the acquisition won’t go through at all or that the close extends beyond the end of the year? Why?

•	The acquisition is subject to various customary closing conditions which will be pursued in the months leading up to the expected close in the fourth quarter of 2016.

•	Until and unless those closing conditions are met, the acquisition won’t “go through”.

•	We will be working with Verizon to help facilitate the acquisition closing.

•	While it is possible these curing of these closing conditions could take longer than the end of the year, we currently view that as being unlikely.

STOCK/COMPENSATION

•	What does this mean for the equity that I have today? Will they buy it? Vest it?

•	Verizon intends to fully honor equity grants previously issued to employees.

•	Upon the completion of the acquisition, any vested equity awards will be converted to cash at a rate of $60.00 per share. You will receive more details as we get closer to the transaction date.

•	Upon the completion of the acquisition, any unvested equity awards you may have will be converted to cash at a rate of $60.00 per share and paid out following the same vesting schedule as your equity award. More details will be provided as we get closer to the transaction date.

•	Will the structure or amount of my compensation change once the merger is complete?

•	At this time, we don’t anticipate any changes to employee compensation structures.

•	One thing that won’t change will be our compensation bias towards high performance and results. We will continue to operate as a meritocracy.

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Verizon to Acquire Fleetmatics

•	If I am not retained, will I be eligible for severance benefits?

•	It’s too early to determine if there will be any changes to any employee’s role.

•	Between now and when the transaction closes it’s “business as usual” in every way.

•	Keep in mind that Verizon is acquiring Fleetmatics in part because of the strength and expertise of its highly skilled workforce which it values greatly.

•	We will continue to keep employees updated as new information becomes available.

•	How does the acquisition impact the Company’s Employee Stock Purchase Plan?

•	Upon the completion of the acquisition, the Fleetmatics ESPP will be terminated.

•	Any funds that were withheld for the ESPP will be returned if the transaction occurs prior to the next purchase date, scheduled for October 31, 2016.

•	What about The Milestone One Program?

•	The Milestone One is expected to continue until at least October 2016.

•	We’ll update you as we get closer to that time.

•	How does this news impact the current black out trading period? Can we trade FLTX today?

•	This news does not change our insider trading policy. Those employees that have restrictions today will continue to have those restrictions until further notified by the Company.

ORGANIZATION STRUCTURE

•	What division of Verizon will we be part of?

•	Upon completion of the acquisition, Fleetmatics will become part of Verizon’s Product and New Business division which is responsible for accelerating the Verizon’s overall growth objectives and developing and growing Verizon’s emerging businesses, like the Internet of Things and digital media, and telematics.

•	Will I have a new boss?

•	It is far too early to determine if there will be any new organizational structures which may impact any individual’s reporting relationship.

•	We will continue to keep employees updated as new information becomes available.

•	Are we being merged with other telematics units, and if so, how?

•	It is too early to determine how specifically Fleetmatics may be merged with other telematics units.

•	That said, upon completion of the acquisitions, Verizon will be able to offer the most complete, end to end product offering in the market and around the world.

•	Who runs the unit we are part of? To whom does that person report?

•	Mr. Andrés Irlando is the CEO of Verizon Telematics. Prior to Verizon Telematics, Andrés was the regional president for the Southwest Region of Verizon Wireless where he was responsible for the company’s sales, operations, financial performance and customer experience. He also held the position of vice president for the West Area, responsible for customer service operations. Additionally, Andrés was president–New York Region for Verizon, responsible for the company’s corporate interests in New York and Connecticut, including public policy, government and external affairs and regulatory matters. He earned a doctor of jurisprudence from Stanford Law School and a bachelor’s degree from Harvard College.

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Verizon to Acquire Fleetmatics

•	Mr. Irlando reports to Ms. Marni M. Walden, Executive Vice President and President of Product and New Businesses. She is responsible for developing and growing Verizon’s emerging businesses, like the Internet of Things and digital media, and telematics. In addition, she is responsible for overseeing the company’s Strategy Development and Planning group.

•	Ms. Walden reports to Lowell C. McAdam, Chairman and Chief Executive Officer of Verizon.

STRATEGY AND PRODUCTS

•	Will our products survive or be shut down in favor of theirs?

•	Verizon is acquiring Fleetmatics in part because of the product leadership it has developed in the market place for the last 12 years.

•	Fleetmatics provides Verizon Telematics with the best SaaS-based fleet and field service management solutions for small and medium-sized businesses globally, broadening the existing SMB customer base and geographic footprint into international markets and strengthening the product set and technology portfolio available to our SMB customers.

•	Is their strategy the same as ours?

•	Verizon and Fleetmatics share the same vision for the telematics market which remains large, lightly penetrated, global and fragmented in all three customer segments – SMB, Majors and Enterprise. Both Verizon and Fleetmatics agree that we can attack this market opportunity much better together than apart.

•	How will we compete in the market before the deal closes? What do we say?

•	Until the acquisition closes, it’s very much “business as usual”.

•	In describing the rationale for acquiring Fleetmatics, Verizon was clear about the strength of our portfolio of products and we intend to demonstrate that strength in every opportunity possible between now and the completion of the acquisition.

•	Simply stated, we intend to work with prospects on an opportunity by opportunity basis to do what we have always done – deliver exceptional value when and where our products provide the optimal solution.

•	Why are we better off as part of Verizon versus staying independent?

•	Looking ahead to our next decade of growth, we are increasingly excited by the growth prospects of our core market which remains large, lightly penetrated, global and fragmented.

•	We believe working with Verizon to take full advantage of their distribution capabilities and brand recognition gives all stakeholders the best opportunity to be a leader this race.

•	Are they purely interested in REVEAL, or does Verizon value field service management?

•	Verizon views Fleetmatics has an industry leader in product capabilities and product innovation, and as such is very interested in the entire product portfolio of Fleetmatics.

•	Will we continue to operate in the countries we do today?

•	Yes.

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Verizon to Acquire Fleetmatics

CUSTOMERS AND PARTNERS

•	Some of our big enterprise customers compete with Verizon. What will they do?

•	Until the acquisition closes, nothing changes with regard to our unyielding commitment to our customers’ success – from purchase to implementation to support.

•	Following the completion of the acquisition, our customer contracts will be assumed and fully supported by the combined company.

•	Will AT&T no longer be our wireless supplier?

•	Until the acquisition closes, which is currently planned for Q4 2016, it’s “business as usual” in every way and that includes the use of AT&T as a valued wireless supplier.

•	Should we stop our upgrade of AT&T 2G networked vehicles?

•	No. Until the transaction closes, it’s “business as usual”, and that includes the upgrade of AT&T 2G networked vehicles in a timely manner so as to be able provide and support uninterrupted service.

VERIZON

•	Where is Verizon headquartered?

•	Their offices are located at 1095 Avenue of the Americas, New York, New York 10036.

•	How many employees do they have?

•	Verizon has a highly diverse workforce of nearly 162,700 employees.

•	How large is Verizon in terms of revenue and market capitalization?

•	Verizon had total revenues of $131.6 billion in 2015 and $62.7 billion in the first six months ended June 30, 2016.

•	Verizon has a market capitalization of approximately $220 billion.

•	Are they in the same locations we are?

•	Verizon has a presence around the world, and offers voice, data and video services and solutions on our wireless and wireline networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control.

•	Verizon owns and operates one of the largest global fiber networks in the world, providing connectivity to business customers in more than 150 countries and 2,700 cities.

•	Verizon is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies.

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Cautionary Statement Regarding Forward-Looking Statements

This information contained in this document contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include estimated or anticipated future results, or other non-historical facts concerning Fleetmatics Group PLC (the “Company”) and its subsidiaries. Forward-looking statements also include those preceded or followed by the words “will”, “may”, “could”, “would”, “to be”, “might”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “future”, “positioned”, “potential”, “intend”, “continue”, “remain”, “scheduled”, “outlook”, “set to”, “subject to”, “upcoming”, “target” or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the Company’ filings with the Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by the Company’s Quarterly Reports on Form 10-Q and other documents of the Company on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by the Company. There may be additional risks that neither the Company nor Verizon Communications Inc. (“Verizon”) presently know or that the Company and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide the Company’s and Verizon’s expectations, plans or forecasts of future events and views as of the date of this report. The Company and Verizon anticipate that subsequent events and developments will cause the Company’s and Verizon’s assessments to change. However, while the Company and Verizon may elect to update these forward-looking statements at some point in the future, the Company and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s and Verizon’s assessments as of any date subsequent to the date of this report.

Important Additional Information to be Filed with the SEC

The Company, Verizon and Verizon Business International Holdings B.V. (“Bidco”) are parties to a Transaction Agreement, dated July 30, 2016 (the “Transaction Agreement”). In connection with the Acquisition (as defined in the Transaction Agreement), the Company will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company at ir.fleetmatics.com or by calling 781.577.4657.

Participants in the Solicitation

The Company and its directors, officers and employees may be considered participants in the solicitation of proxies from the Company shareholders in respect of the transactions contemplated by this report. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, is set forth in the materials filed by the Company with the SEC, including in the proxy statement for the Company’s 2016 Annual General Meeting of Shareholders, which was filed with the SEC on June 22, 2016, as supplemented by other Company filings with the SEC, and will be set forth in the proxy statement relating to the transaction when it becomes available.

Statements Required by the Irish Takeover Rules

The Company’s directors accept responsibility for the information contained in this document relating to the Company and its subsidiaries and its directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Company’s directors (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The information contained in this document is for information purposes only and is not intended to, and does not, constitute or form any part of any offer or invitation, or the solicitation of an offer, to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document, each as defined in the Transaction Agreement), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document).

The information contained in this document does not constitute a prospectus or a prospectus equivalent document.

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Disclosure Requirements of the Irish Takeover Rules

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of the Company, all “‘dealings” in any “relevant securities” of the Company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business” day following the date of the relevant transaction. This requirement will continue until the date on which the “offer period” ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities”’ of the Company by Verizon or Bidco, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the “business” day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

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